UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2009 (August 7, 2009)

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51798	36-4573125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia	22980
(Address of Principal Executive Offices)	(Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 7, 2009, NTELOS Holdings Corp. (the “Company”) announced that its wholly-owned subsidiary NTELOS Inc. had entered into a first lien Credit Agreement (the “Credit Agreement” or “First Lien Term Loan”). Borrowings under the First Lien Term Loan amount to $635 million, proceeds of which were used to retire the prior first lien credit facility outstanding amount of approximately $603 million and to pay closing costs and other expenses related to the transaction, including unwinding its interest rate swap agreement, with the remaining proceeds of approximately $4 million available for working capital purposes. The First Lien Term Loan matures in August 2015, with quarterly payments of approximately $1.6 million beginning December 31, 2009 and continuing through June 30, 2015, and the remainder due on August 7, 2015. The First Lien Term Loan also includes a $35 million first lien revolving credit facility (the “Revolving Credit Facility”) which terminates on August 7, 2014, none of which is outstanding.

The First Lien Term Loan bears interest at rates 3.75% above the Eurodollar Rate (as defined in the Credit Agreement), provided that the Eurodollar Rate shall not be less than 2.00%; or 2.75% above the Base Rate (as defined in the Credit Agreement), provided that the Base Rate shall not be less than 3.00%. The Credit Agreement requires NTELOS Inc. to enter into an interest rate hedge agreement no later than the 270th day following August 7, 2009 with respect to at least $320 million of the First Lien Term Loan.

The First Lien Term Loan and Revolving Credit Facility are secured by a first priority pledge of substantially all property and assets of NTELOS Inc. and all material subsidiaries, as guarantors, excluding subsidiaries that are regulated telephone companies. The First Lien Term Loan includes various restrictions and conditions including a maximum leverage ratio of 4.0:1.0 and a maximum interest coverage ratio of 3.0:1.0.

The First Lien Term Loan has a restricted payment basket, initially set at $50 million, which can be used to make certain Restricted Payments, (as defined in the Credit Agreement), including the ability to pay dividends, repurchase stock or advance funds to the Company. This restricted payment basket will be increased by $10 million per quarter commencing with the quarter ended January 1, 2010 and will be decreased by any actual restricted payments per quarter commencing with the quarter commencing January 1, 2010. In addition, on a quarterly basis commencing with the fiscal quarter ending December 31, 2009, the restricted payment basket will be increased by the positive amount, if any, of 50% (or, if the leverage ratio, as defined, as of the most recently ended twelve month period, was less than 2.75:1:0, 75%) of the Excess Cash Flow (as defined in the Credit Agreement), for the most recently ended fiscal quarter in excess of $10 million.

Under the First Lien Term Loan, mandatory debt repayments of 50% of the excess cash flow, as defined, for the most recently ended fiscal year (beginning with the year ended December 31, 2009) must be made by the 90th day of the following year, if the leverage ratio is above 3.25:1.0. If NTELOS Inc.’s leverage ratio is below 3.25:1.0 for a fiscal year, NTELOS Inc. is not required to make an excess cash flow mandatory debt repayment for that fiscal year.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the related press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the entry into the Credit Agreement described under Item 1.01 of this report, the Company’s first lien Amended and Restated Credit Agreement dated as of June 1, 2006 was terminated effective on August 7, 2009.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On August 7, 2009 the Company announced updated 2009 net income guidance reflecting the refinancing described above. A copy of the related press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of August 7, 2009

99.1	Press release issued by NTELOS Holdings Corp. dated August 7, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: August 7, 2009

NTELOS HOLDINGS CORP.

By:	/s/ Michael B. Moneymaker
Michael B. Moneymaker
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of August 7, 2009

99.1	Press release issued by NTELOS Holdings Corp. dated August 7, 2009